      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 2004
                                                    REGISTRATION NO. 333-115355


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

    THE MIDLAND COMPANY                  OHIO                     31-0742526
 (Exact Name of Registrant    (State or Other Jurisdiction     (I.R.S. Employer
      as Specified                 of Incorporation             Identification
     in Its Charter)               or Organization)                 Number)


                             7000 MIDLAND BOULEVARD
                             AMELIA, OHIO 45102-2607
                                 (513) 943-7100
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrants' Principal Executive Offices)

                            ------------------------

                               JOHN I. VON LEHMAN
                            EXECUTIVE VICE PRESIDENT,
                       CHIEF FINANCIAL OFFICER & SECRETARY
                               THE MIDLAND COMPANY
                             7000 MIDLAND BOULEVARD
                             AMELIA, OHIO 45102-2607
                            TELEPHONE: (513) 943-7100
                            FACSIMILE (513) 943-7111
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                 WITH COPIES TO:
                              F. MARK REUTER, ESQ.
                       KEATING, MUETHING & KLEKAMP, P.L.L.
                              1400 PROVIDENT TOWER
                             ONE EAST FOURTH STREET
                             CINCINNATI, OHIO 45202
                            TELEPHONE (513) 579-6469
                            FACSIMILE (513) 579-6457


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]





THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS


                                 50,000 Shares

                              The Midland Company

                           [THE MIDLAND COMPANY LOGO]

                                  Common Stock

     By this prospectus from time to time, we may offer up to 50,000 shares of common stock pursuant to Midland's Agent Stock Acquisition Program. Only qualifying agents of Midland may participate in the Program. The purpose of the Program is to provide such agents performance-related incentives to achieve long-range performance goals and to enable them to participate in the long-term growth and financial success of Midland. This prospectus contains general information about these securities.

     You should read this prospectus and the documents that are incorporated by reference in this prospectus carefully before investing. INVESTING IN OUR COMMON STOCK INVOLVES SEVERAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


     Midland's common stock is traded on the Nasdaq National Market under the symbol "MLAN". On July 14, 2004, the closing price of Midland's common stock on the Nasdaq National Market was $27.54 per share.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is July 19, 2004

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................    2
WHERE YOU CAN FIND MORE INFORMATION.........................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    2
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS...........    3
THE MIDLAND COMPANY.........................................    4
RISK FACTORS................................................    5
FEATURES OF MIDLAND'S AGENT STOCK ACQUISITION PROGRAM.......   12
USE OF PROCEEDS.............................................   15
DESCRIPTION OF COMMON STOCK.................................   15
LEGAL MATTERS...............................................   17
EXPERTS.....................................................   17

                             ABOUT THIS PROSPECTUS

     The registration statement that contains this prospectus (including the exhibits) contains additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC web site or at the SEC offices mentioned below under the following heading.

     As used in this prospectus and any prospectus supplement, the terms "Midland," "we," "us," "our," "MLAN" or the "Company," refer collectively to The Midland Company and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following location of the Securities and Exchange Commission:

                             Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. Please call the Securities and Exchange Commission at (800) 732-0330 for further information about the Public Reference Room.

     The Securities and Exchange Commission also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov. SEC filings may also be accessed free of charge through our Internet site at www.midlandcompany.com.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are "incorporating by reference" into this prospectus certain information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us and our finances.


     SEC FILINGS (FILE NO. 01-06026)                         PERIOD
-----------------------------------------   -----------------------------------------
Annual Report on Form 10-K                  Year Ended December 31, 2003
Quarterly Report on Form 10-Q               Quarter Ended March 31, 2004
Current Report on Form 8-K                  Filed on February 6, 2004, February 18,
                                            2004, April 30, 2004 and May 12, 2004
Registration Statement on                   Filed on May 27, 1999
Form 8-A (File No. 000-26199)


     All documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering of the securities under this document shall also be deemed to be incorporated herein by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                               John I. Von Lehman
                           Executive Vice President,
                      Chief Financial Officer & Secretary
                              The Midland Company
                             7000 Midland Boulevard
                            Amelia, Ohio 45102-2607
                                 (513) 943-7100

     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

     Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

     You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. No one else is authorized to provide you with any other information or any different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to certain discussions relating to future revenue, underwriting, income, premium volume, investment income and other investment results, business strategies, profitability, liquidity, capital adequacy, anticipated capital expenditures and business relationships, as well as any other statements concerning the year 2004 and beyond. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "project," "predict," "potential" and similar expressions or the negative version of such expressions. These forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company's business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company's filings with the SEC or may be identified in a prospectus supplement, any one of which might materially affect the operations of the company or its subsidiaries.

     The forward-looking statements contained in this prospectus reflect our views and assumptions only as of the date of this prospectus. Except as required by law, we assume no responsibility for updating any forward-looking statements. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

     We qualify all of our forward-looking statements by these cautionary statements.

                              THE MIDLAND COMPANY

     The Midland Company is a highly focused provider of specialty property and casualty insurance products and services. We are a leading provider of insurance products and services to the manufactured housing market and also provide insurance products for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, credit life and financial institutions related products. We market our insurance products and services throughout the United States utilizing multiple distribution channels, including insurance agents, lenders, manufacturers, retailers, financial institutions and strategic alliance partners. Our fee-based operations provide fee revenue and generate significant incremental insurance premium.

     Our insurance operations, conducted through the American Modern Insurance Group, Inc., accounted for 96% of our 2003 revenues. American Modern is licensed to write insurance in all fifty states and the District of Columbia. A.M. Best Company, an independent company which rates the financial strength of insurance companies, has assigned American Modern's property and casualty subsidiaries a group rating of "A+ (Superior)." Our transportation operations, M/G Transport, generated the remaining 4% of our 2003 revenue. M/G Transport operates a fleet of barges on the lower Mississippi river and its tributaries to transport commodity dry cargos.

     To support our operating principles and growth strategies, we have built a management team with extensive experience in the insurance industry. Our 22 senior executives average approximately 20 years each in the insurance industry.

     Our principal executive offices are located at 7000 Midland Boulevard, Amelia, Ohio 45102-2607, and our telephone number is (513) 943-7100. We maintain our corporate website at www.midlandcompany.com. Information on our website, except for the information specifically incorporated by reference, is not part of this prospectus.

                                  RISK FACTORS

     You should carefully consider the risks described below, together with all the other information included in and incorporated by reference in this prospectus, before making an investment decision to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business.

WE COULD INCUR SUBSTANTIAL LOSSES FROM CATASTROPHES AND WEATHER-RELATED EVENTS

     American Modern, like other property and casualty insurers, has experienced, and will experience in the future, catastrophe losses, which may materially reduce our financial results and harm our financial condition. Catastrophes can be caused by various natural events, including hurricanes, windstorms, tornadoes, floods, earthquakes, hail, severe winter weather and fires. The incidence and severity of catastrophes are inherently unpredictable.

     Hurricanes and earthquakes may produce significant damage in large areas, especially those that are heavily populated. In 2003, approximately 51.9% of American Modern's gross property and casualty written premium was derived from the southeastern United States, Oklahoma and Texas. Because of this concentration of business, American Modern may be more exposed to hurricanes, tornadoes, floods and other weather-related losses than some of its competitors. A single large catastrophe loss, a number of small or large catastrophe losses in a short amount of time or losses from a series of storms or other events that do not constitute a catastrophic event under American Modern's reinsurance treaties, could have a material adverse effect on our financial condition or results and could result in substantial outflows of cash as losses are paid. American Modern's ability to write new business could also be affected should such an event result in a material reduction in our statutory surplus. Increases in the value and geographic concentration of insured property and the effects of inflation could increase the severity of claims from catastrophic events in the future.

     These factors can contribute to significant quarter-to-quarter and year-to-year fluctuations in the underwriting results of American Modern and our net earnings. Because of the possibility of these fluctuations in underwriting results, historical periodic results of operations may not be indicative of future results of operations. Periodic fluctuations in our operating results could adversely affect the market price of our common stock.

OUR RESULTS ARE SIGNIFICANTLY AFFECTED BY CONDITIONS IN THE MANUFACTURED HOUSING INDUSTRY

Level of Manufactured Housing Sales

     A significant number of the insurance policies American Modern issues each year are written in conjunction with the sale of new manufactured homes. A significant or prolonged downturn in the level of new manufactured housing sales, such as the one which this industry is currently experiencing, could cause a decline in American Modern's premium volume and income, which could harm our financial condition or results. The market for manufactured housing is affected by many factors, including general economic conditions, interest rate levels, the availability of credit and government regulations. Recent difficulties in the manufactured housing market have been exaggerated by a significant increase in the supply of available credit in the mid-1990s that resulted in a significant increase in new manufactured homes purchased. In the current economic environment, lenders have reduced the amount of credit available for manufactured housing purchases. This trend could result in a significant decrease in manufactured housing premium volume for American Modern.

Reduction of Chattel Financing

     Manufactured housing sales have traditionally been financed as personal property through a financing transaction referred to as chattel financing. The manufactured housing industry has experienced a substantial reduction in the number of lenders providing chattel or other personal property financing for manufactured housing in recent years. This reduction has resulted in a trend toward traditional mortgage financing for manufactured housing units. Because chattel lenders are an important channel of distribution for American Modern, this trend could harm our financial condition or results. American Modern has historically had strong relationships with the major chattel financing sources. To the extent that the manufactured housing lending market moves away from chattel financing to traditional mortgage financing, American Modern may not be able to replace lost premium volume.

OUR MOTORCYCLE PRODUCT COULD CONTINUE TO EXPERIENCE UNPROFITABLE RESULTS

     Despite changes made to the motorcycle product, including rate increases and more stringent underwriting parameters, it is uncertain when, or if, this line of business will become profitable. To the extent that these rating and underwriting actions are insufficient, we could experience results that could harm our financial results.

THE RESERVES ESTABLISHED FOR OUR RUN-OFF COMMERCIAL LIABILITY LINES BUSINESS COULD BE INADEQUATE

     The Company has established loss reserves designed to cover losses and loss adjustment expenses related to its run-off commercial liability lines business. However, the ultimate liability related to this business is uncertain. If the established reserves are inadequate, it could harm our earnings in future periods.

OUR RESULTS MAY FLUCTUATE AS A RESULT OF MANY FACTORS, INCLUDING CYCLICAL CHANGES IN THE INSURANCE INDUSTRY AND GENERAL ECONOMIC CONDITIONS

     The results of companies in the property and casualty insurance industry historically have been subject to significant fluctuations and uncertainties. Rates for property and casualty insurance are influenced primarily by factors that are outside of our control, including market and competitive conditions and regulatory issues. Our profitability can be affected significantly by:

     - downturns in the economy, which historically result in an increase in the fire loss ratio;

     - higher actual costs that are not known to American Modern at the time it prices its products;

     - volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes;

     - any significant decrease in the rates for property and casualty insurance in the segments American Modern serves or its inability to maintain or increase such rates;

     - changes in loss reserves resulting from the legal environment in which American Modern operates as different types of claims arise and judicial interpretations relating to the scope of the insurer's liability develop; and

     - fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect our return on invested assets.

     The demand for property and casualty insurance can also vary significantly, rising as the overall level of economic activity increases and falling as that activity decreases. Due to the concentration of American Modern's business in the southeastern United States, Oklahoma and Texas, changes in the general economy, regulatory environment and other factors specifically affecting that region could adversely affect our financial conditions and results. The property and casualty insurance industry historically is cyclical in nature. These fluctuations in demand and competition could produce underwriting results that could harm our financial condition or results.

THE SPECIALTY INSURANCE INDUSTRY IS HIGHLY COMPETITIVE AND WILL REQUIRE SIGNIFICANT TECHNOLOGY EXPENDITURES

     The specialty insurance lines offered by American Modern are highly competitive. American Modern competes with national and regional insurers, many of whom have greater financial and marketing resources than American Modern. The types of insurance coverage that American Modern sells are often a relatively small portion of the business sold by some of American Modern's competitors. Also, other financial institutions, such as banks and brokerage firms, are now able to offer services similar to those offered by American Modern as a result of the Gramm-Leach-Bliley Act, which was enacted in November 1999. New competition from these developments could harm our financial condition or results.

     Many of our competitors are better capitalized than we are and may be able to withstand significant reductions in their profit margins to capture market share. If our competitors decide to target American Modern's customer base with lower-priced insurance, American Modern may decide not to respond competitively, which could result in reduced premium volume.

     Changing practices caused by the Internet have led to greater competition in the insurance industry. In response, American Modern has invested substantially in the development of modernLINK(TM), an enterprise-wide computer network that is being developed in stages and is intended to connect American Modern's internal systems directly to its sales and distribution channel partners as well as policyholders over the Internet. The cost of this system is significant and its development and installation will decrease operating profits in the short term. This system is in development and its effectiveness has not been proven. Significant changes to the technology interface between American Modern and its distribution channel participants and policyholders could significantly disrupt or alter its distribution channel relationships. Disruptions to our information technology systems could also occur periodically during the installation of the modernLINK(TM) system and adversely affect our business.

AMERICAN MODERN'S INSURANCE RATINGS MAY BE DOWNGRADED, WHICH WOULD REDUCE ITS ABILITY TO COMPETE AND SELL INSURANCE PRODUCTS

     Insurance companies are rated by established insurance rating agencies based on the rating agencies' opinions of the company's ability to pay claims and on the company's financial strength. Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Ratings are based upon factors relevant to policyholders and are not designed to protect shareholders. Rating agencies periodically review their ratings. There can be no assurance that current ratings will be maintained in the future. Most recently, A.M. Best has given a group rating of "A+ (Superior)" to American Modern's property and casualty insurance subsidiaries and has given a rating of "A- (Excellent)" to American Modern's credit life insurance companies. In particular, financial institutions, including banks and credit unions, are sensitive to ratings and may discontinue using an insurance company if the insurance company is downgraded. A downgrade in American Modern's insurance rating could also have a negative impact on its ability to obtain favorable reinsurance rates and terms. Downgrades in the ratings of American Modern's insurance company subsidiaries could harm our financial condition or results.

AMERICAN MODERN MAY BE UNABLE TO REINSURE INSURANCE RISKS AND CANNOT GUARANTEE THAT AMERICAN MODERN'S REINSURERS WILL PAY CLAIMS ON A TIMELY BASIS, IF AT ALL

     American Modern uses reinsurance to attempt to limit the risks, especially catastrophe risks, associated with its insurance products. The availability and cost of reinsurance are subject to prevailing market conditions and trends. Poor conditions in the reinsurance market could cause American Modern to reduce its volume of business and impact its profitability. American Modern's reinsurance treaties are generally subject to annual renewal. American Modern may be unable to maintain its current reinsurance treaties or to obtain other reinsurance treaties in adequate amounts and at favorable rates and terms. Recently, the property and casualty industry has experienced significant increases in reinsurance rates. If American Modern is unable or unwilling to renew its expiring treaties or to obtain new reinsurance treaties, either its net exposure to risk would increase or, if American Modern is unwilling to bear an increase in net risk exposures, American Modern would have to reduce the amount of risk it underwrites.

     Although the reinsurer is liable to American Modern to the extent of the ceded reinsurance, American Modern remains liable as the direct insurer on all risks reinsured. As a result, ceded reinsurance arrangements do not eliminate American Modern's obligation to pay claims. Although we record an asset for the amount of claims paid that American Modern expects to recover from reinsurers, we cannot be certain that American Modern will be able to ultimately collect these amounts. The reinsurer may be unable to pay the amounts recoverable, may dispute American Modern's calculation of the amounts recoverable or may dispute the terms of the reinsurance treaty.

OUR INVESTMENT PORTFOLIO COULD LOSE VALUE

Market Volatility and Changes in Interest Rates

     American Modern's investment portfolio primarily consists of fixed income securities (such as corporate debt securities and U.S. government securities) and publicly traded equity securities. As of March 31, 2004, approximately 82% of American Modern's investment portfolio was invested in fixed income securities and approximately 18% was invested in equity securities. The fair value of securities in American Modern's investment portfolio may fluctuate depending on general economic and market conditions or events related to a particular issuer of securities. In addition, American Modern's fixed income investments are subject to risks of loss upon default and price volatility in reaction to changes in interest rates. Changes in the fair value of securities in American Modern's investment portfolio are reflected in our financial statements and, therefore, could affect our financial condition or results. A decrease in the value of American Modern's equity securities would also cause a decrease in American Modern's statutory surplus, which in turn would limit American Modern's ability to write insurance.

Concentration of Investments

     As of March 31, 2004, approximately 34.6% of American Modern's equity investment portfolio and 6.4% of its total investment portfolio (approximately $55.8 million in market value) was invested in the common stock of U.S. Bancorp. A material decrease in the price of common stock of U.S. Bancorp would cause the value of American Modern's investment portfolio to decline and would result in a decrease in American Modern's statutory surplus. In addition to American Modern's holdings, Midland also holds common stock of U.S. Bancorp valued at approximately $12.2 million as of March 31, 2004.

IF AMERICAN MODERN'S LOSS RESERVES PROVE TO BE INADEQUATE, THEN WE WOULD INCUR A CHARGE TO EARNINGS

     American Modern's insurance subsidiaries regularly establish reserves to cover their estimated liabilities for losses and loss adjustment expenses for both reported and unreported claims. These reserves do not represent an exact calculation of liabilities. Rather, these reserves are management's estimates of the cost to settle and administer claims. These expectations are based on facts and circumstances known at the time, predictions of future events, estimates of future trends in the severity and frequency of claims and judicial theories of liability and inflation. The establishment of appropriate reserves is an inherently uncertain process, and we cannot be sure that ultimate losses and related expenses will not materially exceed American Modern's reserves. To the extent that reserves prove to be inadequate in the future, American Modern would have to increase its reserves and incur a charge to earnings in the period such reserves are increased, which could have a material and adverse impact on our financial condition and results.

REGULATORY ACTIONS COULD IMPAIR OUR BUSINESS

     American Modern's insurance subsidiaries are subject to regulation under the insurance laws of states in which they operate. These laws primarily provide safeguards for policyholders, not shareholders. Governmental agencies exercise broad administrative power to regulate many aspects of the insurance business, including:

     - standards of solvency, including risk-based capital measurements;

     - restrictions on the amount, type, nature, quality and concentration of investments;

     - policy forms and restrictions on the types of terms that American Modern can include in its insurance policies;

     - certain required methods of accounting;

     - reserves for unearned premium, losses and other purposes;

     - premium rates;

     - marketing practices;

     - capital adequacy and the amount of dividends that can be paid;

     - licensing of agents;

     - approval of reinsurance contracts and inter-company contracts;

     - approval of proxies; and

     - potential assessments in order to provide funds to settle covered claims under insurance policies provided by impaired, insolvent or failed insurance companies.

     Regulations of state insurance departments may affect the cost or demand for American Modern's products and may impede American Modern from obtaining rate increases or taking other actions it might wish to take to increase its profitability. Further, American Modern may be unable to maintain all required licenses and approvals and its business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations. Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If American Modern does not have the requisite licenses and approvals or does not comply with applicable regulatory requirements, insurance regulatory authorities could stop or temporarily suspend American Modern from conducting some or all of its activities or assess fines or penalties against American Modern. In light of several recent significant property and casualty insurance company insolvencies, it is possible that assessments American Modern must pay to state guarantee funds may increase. In addition, insurance laws or regulations adopted or amended from time to time may result in higher costs to American Modern or may require American Modern to alter its business practices or result in increased competition.

THE EFFECTS OF EMERGING CLAIM AND COVERAGE ISSUES, SUCH AS MOLD, ON AMERICAN MODERN'S BUSINESS ARE UNCERTAIN

     As industry practices and legal, judicial, social, environmental and other conditions change, unexpected and unintended issues related to claims and coverages may emerge. These issues can have a negative effect on American Modern's business by either extending coverage beyond its underwriting intent or by increasing the number or size of claims. Recent examples of emerging claims and coverage issues include increases in the number and size of water damage claims related to expenses for testing and remediation of mold conditions and a growing trend of plaintiffs targeting property and casualty insurers in purported class action litigation relating to claim-handling and other practices, particularly with respect to the handling of personal lines claims. The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our financial condition or results.

     The existence of certain airborne mold spores resulting from moisture trapped in confined areas has been alleged to cause severe health and environmental hazards. American Modern has current and potential future exposure to mold claims in both its commercial and personal lines of business. Due to uncertainty of future changes in state regulation, we cannot estimate American Modern's future probable liability for mold claims. Also, as case law expands, American Modern may be subject to mold-related losses beyond those intended by policy coverage and not addressed by exclusionary or limiting language. Loss reserve additions arising from future unfavorable judicial trends cannot be reasonably estimated at the present time.

IT WOULD BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE MIDLAND

Controlling Shareholders

     Without giving effect to any sales that may be made pursuant to the recent registration of shares owned by certain selling shareholders, members or trusts of the Hayden and LaBar families beneficially own over 50% of our common stock. Some members of these families serve as our executive officers and directors. Through their ownership of common stock and their positions with us, these families have the practical ability to effectively control Midland. They have the practical ability to elect a majority of directors, approve or disapprove mergers or similar transactions and amend our Articles of Incorporation without having to secure the votes of other shareholders. A third party would need the approval of some members of these families to gain control of Midland.

Anti-Takeover Considerations

     Certain provisions of our Articles of Incorporation and Code of Regulations and of Ohio law make it difficult for a third party to acquire control of Midland without the consent of our Board. These anti-takeover defenses may discourage, delay or prevent a transaction involving a change in control of our company. In cases where Board approval is not obtained, these provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take other corporate actions you desire. These provisions include:

     - a staggered Board of Directors;

     - the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without shareholder approval;

     - limitations on persons authorized to call a special meeting of shareholders; and

     - advance notice procedures required for shareholders to nominate candidates for election as directors or to bring matters before an annual meeting of shareholders.

     We are also subject to the laws of various states that govern insurance companies and insurance holding companies. Under these laws, a person generally must obtain the applicable insurance department's approval to acquire, directly or indirectly, 5% or 10% or more of our outstanding voting securities or the outstanding voting securities of our insurance subsidiaries. An insurance department's determination of whether to approve an acquisition would be based on a variety of factors, including an evaluation of the acquirer's financial stability, the competence of its management and whether competition in that state would be reduced. These laws may delay or prevent a takeover of our company or our insurance company subsidiaries.

     Provisions in Ohio law relating to business combinations and interested shareholder transactions, which are described below in "Description of Capital Stock," may also make it difficult for Midland to be acquired.

MIDLAND AND ITS SUBSIDIARIES MAY BE UNABLE TO PAY DIVIDENDS

     Midland and American Modern are organized as holding companies. Almost all of our operations are conducted by subsidiaries. For us to pay dividends to our shareholders and meet our other obligations, we must receive management fees and dividends from American Modern and M/G Transport. In order for American Modern to pay dividends and management fees to us and meet its other obligations, American Modern must receive dividends and management fees from its subsidiaries.

     Payments of dividends by our insurance subsidiaries are regulated under state insurance laws. The regulations in the states where each insurance company subsidiary is domiciled limit the amount of dividends that can be paid without prior approval from state insurance regulators. In addition, state regulators have broad discretion to limit the payment of dividends by insurance companies. Without regulatory approval, the maximum amount of dividends that can be paid in 2004 by American Modern is $32.4 million. The maximum dividend permitted by law does not necessarily indicate an insurer's actual ability to pay dividends. Our ability to pay dividends may be further constrained by business and regulatory considerations, such as the impact of dividends on American Modern's surplus. A decrease in surplus could affect American Modern's ratings, competitive position, covenants under borrowing arrangements with banks, the amount of premium that can be written and our ability to pay future dividends. A prolonged, significant decline in insurance subsidiary profits or regulatory action limiting dividends could subject us to shortages of cash because our subsidiaries will not be able to pay us dividends.

AMERICAN MODERN DEPENDS ON AGENTS AND DISTRIBUTION PARTNERS WHO MAY DISCONTINUE SALES OF ITS POLICIES AT ANY TIME

     American Modern's relationship with its independent agents and other distribution channel partners is critical to its success. These agencies and other distribution partners are independent and typically offer products of competing companies. They require that American Modern provide competitive product offering, timely application and claims processing, efficient technology solutions and that they receive prompt attention to their questions and concerns. If these agents and distribution partners find it easier to do business with American Modern's competitors or choose to sell the insurance products of its competitors on the basis of cost, terms or commission structure, American Modern's sales volume would decrease, harming our financial conditions and results. We cannot be certain that these agents and distribution partners will continue to sell American Modern's insurance products to the individuals they represent.

WE ARE SUBJECT TO VARIOUS LITIGATION

     American Modern's insurance subsidiaries are routinely involved in litigation that arises in the ordinary course of business. It is possible that a court could impose significant punitive, bad faith, extra-contractual or other extraordinary damages against American Modern or one of its subsidiaries. This could harm our financial condition or results.

     In addition, a substantial number of civil jury verdicts have been returned against insurance companies in several jurisdictions in the United States, including jurisdictions in which American Modern has business. Some of these verdicts have resulted from suits that allege improper sales practices, agent misconduct, failure to properly supervise agents and other matters. Increasingly, these lawsuits have resulted in the award of substantial judgments against insurance companies. Some of these judgments have included punitive damages that are in high proportion to the actual damages. Any such judgment against American Modern could harm our financial condition or results.

OUR RELATIVELY LOW TRADING VOLUME MAY LIMIT YOUR ABILITY TO SELL YOUR SHARES

     Although shares of our common stock are listed on the Nasdaq National Market, on many days in recent months, the daily trading volume for our common stock was less than 11,000 shares. As a result of this low trading volume, you may have difficulty selling a large number of shares of our common stock in the manner or at a price that might be attainable if our common stock were more actively traded.

OUR SUCCESS DEPENDS ON RETAINING OUR KEY PERSONNEL

     Our performance depends on the continued service of our senior management. None of our senior management is bound by an employment agreement nor do we have key person life insurance on any of our senior management. Our success also depends on our continuing ability to attract, hire, train and retain highly skilled managerial, underwriting, claims, risk management, sales, marketing and customer support personnel. In addition, new hires frequently require extensive training before they achieve desired levels of productivity. Competition for qualified personnel is intense, and we may fail to retain our key employees or to attract or retain other highly qualified personnel.

RISKS RELATED TO M/G TRANSPORT

     M/G Transport operates a barge chartering and freight brokerage business. It arranges for the movement of dry bulk commodities such as petroleum coke, ore, barite, fertilizers, sugar and other dry cargos primarily on the lower Mississippi River and its tributaries. Such operations can be dangerous and may, from time to time, cause damage to other vessels and other water facilities. Any damage in excess of insurance coverage could harm our operations. The release of foreign materials into the waterways could cause damage to the environment and subject M/G Transport to remediation costs and penalties. Any such release could harm our financial condition or results.

             FEATURES OF MIDLAND'S AGENT STOCK ACQUISITION PROGRAM

     The following questions and answers and other information constitute a statement of Midland's Agent Stock Acquisition Program and address the material information as to the Program and its operation, yet is not intended to represent an exhaustive analysis of the Program's provisions. The summary below is qualified in its entirety by the Agent Stock Acquisition Program filed as an exhibit herewith and incorporated herein by reference.

WHAT IS THE AGENT STOCK ACQUISITION PROGRAM?

     Midland is instituting the Agent Stock Acquisition Program to provide persons performing insurance agency services for Midland, or any of its insurance subsidiaries or affiliates, performance-related incentives to achieve long-range performance goals and enable such persons to participate in Midland's long-term growth and financial success. The Program seeks to accomplish this purpose by permitting eligible agencies and agents to purchase restricted shares of Midland's common stock at below-market prices.

WHEN IS THE EFFECTIVE DATE OF THE PROGRAM?

     On January 29, 2004 Midland's Board of Directors approved the Program, subject to the shareholder approval requirements under NASD rules. The Program became effective when it was approved by Midland's shareholders at Midland's 2004 annual shareholders' meeting.

WHO ADMINISTERS THE PROGRAM?

     A Committee consisting of not less than two persons designated by Midland's Chief Executive Officer and/or Chief Financial Officer will administer the Program.

     The Committee has the sole power and authority to: (i) interpret and administer the Program and any instrument or agreement entered into under the Program; (ii) establish such rules and regulations and appoint such agents and delegate such authority as it shall deem appropriate for the Program's proper administration; (iii) establish the threshold contingent commission for eligible agencies and agents and the amount of contingent commission these agencies and agents must receive in shares of common stock to participate in the Program; and
(iv) make any other determination and take any other action the Committee deems necessary or desirable for the Program's administration. Such other action may include, but is not limited to, the waiver of any agency eligibility requirement, in the Committee's sole discretion. The Committee's decisions shall be final, conclusive and binding upon all persons, including Midland, any participant and any other agency. A majority of the Committee members may determine its actions.

UNDER WHAT CIRCUMSTANCES CAN THE COMMITTEE TERMINATE OR MODIFY THE PROGRAM?

     The Committee may terminate the Program at any time and for any reason. Notice of termination shall be given to all participants, but any failure to give such notice shall not impair the termination's effectiveness. The Program will terminate in any event when the maximum number of shares of common stock to be sold under the Program has been purchased. If at any time the number of shares remaining available for purchase under the Program is not sufficient to satisfy all then-outstanding purchase rights, the Committee may determine an equitable basis of allocating available shares among all participants. The Committee may amend the Program from time to time; but no such amendment shall increase the maximum number of shares of common stock that may be purchased under the Program without requisite shareholder approval or other approval under applicable law or NASD regulation.

WHO PAYS THE COSTS OF THE PROGRAM?

     Midland will pay all costs of the Program. Participating agencies and agents can purchase Midland common stock without paying any brokerage commission or other charges.

WHO IS ELIGIBLE TO PARTICIPATE IN THE PROGRAM?

     Eligible participants include all insurance agencies and agents that have a direct contract with Midland to promote and sell Midland's lines of insurance that have: (i) earned the threshold contingent commission established by the Committee administering the Program for the applicable accounting period (described below); and (ii) been selected for participation by the Committee, in its sole discretion.

     The applicable accounting period will be monthly, quarterly or annually, consistent with the contractual arrangement for payment of contingent commissions between the eligible agents and Midland.

HOW DOES AN ELIGIBLE AGENCY OR AGENT PARTICIPATE IN THE PROGRAM?

     Following the close of each accounting period (as applicable to the respective agency or agent), Midland will provide an election form and other materials to each eligible agency or agent. The election form (and accompanying materials) will allow such agency or agent to decide how much of its contingent commission it wants to receive in Common Stock and how much it wants to receive in cash. To participate in the Program, the eligible agency or agent must elect to receive a minimum dollar amount of its contingent commission in shares of common stock. The Committee will establish this minimum dollar amount in its sole discretion.


     The due date by which the eligible agency or agent must complete the election form and return it to the Committee to participate in the Program for that period is the last business day of the second month following the close of the applicable accounting period.


     Election forms should be mailed to the following address:

     The Midland Company
     Agent Stock Acquisition Program
     7000 Midland Boulevard
     Amelia, Ohio 45102-2607
     Attention: Michael Hagarty

     All other correspondence relating to the Program should include the name, address and taxpayer identification number of the prospective participant and be mailed to the above address.

ARE ALL ELIGIBLE AGENCIES AND AGENTS OBLIGATED TO PARTICIPATE?

     Eligible agencies and agents are not obligated to participate in the Program. If an eligible agency or agent chooses not to participate or if Midland does not receive the election form by the due date, the agency or agent will receive its contingent commission in cash.

WHAT IS THE PURCHASE PRICE FOR SHARES UNDER THE PROGRAM?

     The purchase price will be 90% of the fair market value of the common stock on the first day on which the shares of common stock are traded on the Nasdaq National Market immediately following the due date for completing the election form. In this context, fair market value means the last closing price for a share of Common Stock as reported on the Nasdaq National Market. If the shares are not so traded or reported, the fair market value shall be set under procedures established by the Committee.

WILL MIDLAND ISSUE FRACTIONAL SHARES UNDER THE PROGRAM?

     Midland will not issue fractional shares of common stock under any circumstances. However, Midland will allow agents to purchase and hold fractional shares in book entry form in their National City accounts.

ARE THERE ANY RESTRICTIONS ON THE SHARES PURCHASED UNDER THE PROGRAM?

     Shares of common stock purchased under the Program will be registered in the names of the participants and held in book entry form by the Transfer Agent and Registrar for Midland's common stock, currently National City Bank. The transfer of shares received under the Program will be restricted for one year from the purchase date. During the applicable restricted period, although the shares will be registered in the participant's name and held in its account at National City Bank, the participant will not be allowed to sell, transfer, pledge, assign or otherwise dispose of its shares. During this period the participant will be able to vote its restricted shares.

     Notwithstanding the foregoing, Midland may sell shares of common stock pursuant to the Program, subject to such terms and conditions, including restrictions or limitations on the such shares' transferability, as the Committee, in its sole discretion, shall from time to time determine. The Committee has broad discretion as to the specific terms and conditions of the transfer restrictions.

WILL PARTICIPANTS RECEIVE DIVIDENDS ON SHARES PURCHASED UNDER THE PROGRAM?

     Midland pays dividends, as and when declared by its Board of Directors, to the record holders of shares of its common stock. As the record holder of shares of common stock purchased under the Program, a participating agency or agent will receive dividends, if any, in cash for all shares registered in such agency's or agent's name on the record date. Participants in the Program also will be eligible to participate in the Dividend Reinvestment Plan on the terms and conditions of such plan, if they so desire. If a participant elects to participate in the Dividend Reinvestment Plan, it will be entitled to reinvest its dividends to purchase additional shares of Midland common stock. The transfer restrictions applicable to shares purchased under the Program will not apply to any common stock purchased under the Dividend Reinvestment Plan.

CAN PARTICIPANTS TRANSFER OR ASSIGN THEIR INTEREST IN THE PROGRAM?

     No right or interest in the Program shall be assignable or transferable, or subject to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. Any such attempted assignment, transfer, pledge or other disposition of any rights under the Program shall be null and void and shall automatically terminate all rights of a participant under the Program.

WHAT SHAREHOLDERS RIGHTS ARE RECEIVED WHEN PURCHASING SHARES?

     Upon purchase of the common stock, the eligible agency or agent shall have all rights of a Midland shareholder, but no special rights or benefits because such agency and agent serves as an agent for the sale of insurance. Neither the Program's establishment nor the purchase of any common stock hereunder shall modify or in any way impact any provision of any agency agreement or other contract. No eligible agency or agent shall by reason of the Program have any rights of a Midland shareholder until and to the extent such agency acquires common stock under the Program.

HOW MANY TOTAL SHARES ARE AVAILABLE UNDER THE PROGRAM?

     The maximum number of shares of common stock that all participants under the Program may purchase is 50,000. Common stock sold under the Program may be treasury shares, authorized and unissued shares, or a combination thereof. The Committee may also purchase (or direct to be purchased) common stock on behalf of the participants through market transactions. If Midland shall, at any time, change its issued common stock into a different number through stock dividend, stock split, combination or otherwise, the number of shares of common stock specified in the Program shall be proportionately adjusted.

WHAT ARE THE FEDERAL TAX CONSEQUENCES OF PARTICIPATION IN THE PROGRAM?

     The Program does not qualify for compliance with any section of the United States Internal Revenue Code or the regulations thereunder. Specifically, the Program has not satisfied the conditions of Sections 401, 421 or 423 of the Code. Participants should understand that under current law the value of the discount received in connection with their acquisition of stock under the Program shall be taxable as income to such participants. The foregoing discussion is not a complete analysis or listing of all potential tax effects relevant to participation in the Program. Program participants are urged to consult their own tax advisors in determining the federal, state, local and foreign income tax consequences, and any other tax consequences, of participation in the Program.

COULD SOME AMOUNTS OR SHARES BE WITHHELD TO COVER APPLICABLE FEES AND/OR TAXES IN CONNECTION WITH THE PROGRAM?

     Midland may deduct from any payment to be made pursuant to the Program, or to otherwise require, prior to the issuance or delivery of any shares of common stock or the payment of any cash to a participant, payment by the participant of any brokerage commissions or fees due upon the sale or transfer of common stock by the participant or federal, state, local or foreign taxes required by law to be withheld. The Committee may permit any such withholding obligation to be satisfied by reducing the number of shares of common stock otherwise deliverable or by accepting the delivery of previously owned shares of common stock.

WHOM SHOULD YOU CONTACT TO OBTAIN ADDITIONAL INFORMATION OR ANSWER QUESTIONS ABOUT THE PROGRAM?

     If you would like more information on or have questions about the Program, you may contact Michael Hagarty at (513) 947-5477.

                                USE OF PROCEEDS

     We expect to use the net proceeds from the sale of any securities offered hereby for general corporate purposes which may include investment in insurance businesses and the repayment of our outstanding debt and the debt of our subsidiaries. Until the net proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term marketable securities.

                          DESCRIPTION OF COMMON STOCK

     The following summary of some provisions of Midland's common stock is not complete. You should refer to Midland's Articles of Incorporation and Code of Regulations which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and applicable law for more information.

GENERAL


     Midland's authorized common stock consists of 40,000,000 shares, without par value. As of July 15, 2004, Midland had 18,767,039 shares of common stock outstanding. Holders of Midland's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Cumulative voting rights will be afforded to holders of our common stock at any shareholders meeting held for the election of directors, if properly requested by a shareholder. To request cumulative voting, a shareholder must give a timely written notice to our president, a vice president or secretary that such shareholder desires that the voting for directors at a particular meeting be cumulative. If we give notice of the shareholders meeting at least ten days prior to the meeting, a shareholder's notice of a desire for cumulative voting is timely if given at least forty-eight hours before the time fixed for the shareholders meeting. If we give notice of the meeting less than ten days in advance, a shareholder's cumulative voting notice is timely if given within twenty-four hours of the time fixed for the meeting. If notice is properly given, the chairman, secretary or the requesting shareholder will announce the availability of cumulative voting at the meeting.


     Holders of Midland's common stock are entitled to share in dividends as declared by Midland's board of directors in its discretion. In the event of Midland's liquidation, each outstanding share of common stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and any preferred stock liquidation preferences. Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of Midland's stock or any other securities of Midland. Midland does not have any redemption or sinking fund provisions with regard to its common stock. All outstanding shares of common stock are fully paid, validly issued and non-assessable.

     The vote of holders of a majority of all outstanding shares of common stock is required to amend Midland's articles of incorporation and to approve mergers, reorganizations, and similar transactions except as discussed below under "Provisions Affecting Business Combinations".

PROVISIONS AFFECTING BUSINESS COMBINATIONS

     Chapter 1704 of the Ohio Revised Code regulates business combinations and other transactions involving "interested shareholders" of "issuing public corporations." An interested shareholder under Chapter 1704 is, in general, a person who directly or indirectly, whether alone or with others, may exercise or direct the exercise of 10% of the voting power of the issuing public corporation in the election of directors, after taking into account all of that person's beneficially owned shares that are not currently outstanding. We are an issuing public corporation under Chapter 1704. Chapter 1704 may be viewed as having an anti-takeover effect. The statute, in general, prohibits an issuing public corporation from entering into a Chapter 1704 Transaction with an interested shareholder, or any entity which is or would be after the transaction an affiliate of an interested shareholder, for at least three years following the date on which the interested shareholder attains such 10% ownership without the approval of the board of directors of the corporation. As a result, one significant effect of Chapter 1704 is to cause a person or entity desiring to become an interested shareholder to negotiate with the board of directors of a corporation prior to becoming an interested shareholder. A Chapter 1704 Transaction is broadly defined to include, among other things, a merger or consolidation with, a sale of substantial assets to, or the receipt of a loan, guaranty or other financial benefit (which is not proportionately received by all shareholders) by the interested shareholder. Following the expiration of such three year period, a Chapter 1704 Transaction with the interested shareholder is permitted under certain circumstances.

     Also, pursuant to Section 1701.831 of the Ohio Revised Code, the purchase of certain levels of our voting power (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of the holders of at least a majority of our total voting power and the separate prior authorization of the holders of at least a majority of the voting power held by shareholders other than the proposed purchaser, our officers and our directors who are also employees.

     Section 1707.043 of the Ohio Revised Code provides generally that any profit realized from the disposition of any equity securities of an Ohio corporation by a person who, within eighteen months before the disposition made a proposal, or publicly disclosed the intention or possibility of making a proposal, to acquire control of the corporation, inures to and is recoverable by the corporation. However, a corporation will have no rights to profits made by a person who is determined by a court of competent jurisdiction to have made such proposal or disclosure with the sole purpose of succeeding in acquiring control of the corporation and having reasonable grounds for believing that such person would acquire control of the corporation. In general, a corporation will also have no rights to profits where the person was not acting with the purpose of affecting market trading and the person's actions did not have a material effect on the price or volume of market trading in the equity securities.

     Our Code of Regulations provides that our board of directors must consist of not less than three members and must be divided into three classes. Currently, we have seventeen members of the board divided into three classes. Five directors will serve until the annual meeting of 2005 and six directors will serve until the annual meeting of 2006, and six directors will serve until the annual meeting of 2007.

     Special meetings of the shareholders may be called by our chairman, president or vice president, a majority of our board of directors or by the holders of at least 40% of our voting shares.

     While we believe that these provisions are in our shareholders' best interests, potential shareholders should be aware that such provisions could be disadvantageous to them because the overall effect may be to render more difficult the removal of incumbent directors and management or the assumption of effective control by other persons.

     Additionally, these provisions of our articles of incorporation and Ohio law would be important in any attempted takeover of us and could operate, depending on how utilized by the board of directors, either to discourage a hostile takeover or to enable the board to negotiate a higher price than may be initially proposed in any such situation.

LIABILITY OF DIRECTORS AND EXECUTIVE OFFICERS

     Under Ohio law, shareholders are entitled to bring suit, generally in an action on behalf of the corporation, to recover damages caused by breaches of the duty of care and the duty of loyalty owed to a corporation and its shareholders by directors and, to a certain extent, executive officers. Ohio law has codified the traditional business judgment rule. Ohio law provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states.

     Further, Ohio law provides specific statutory authority for directors to consider, in addition to the interests of the corporation's shareholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and the nation; community and societal considerations; the long-term and short-term interests of the corporation and the shareholders; and the possibility that these interests may be best served by the continued independence of the corporation.

     Directors of Ohio corporations are, unless the corporation's articles or regulations otherwise provide, liable to the corporation for money damages for actions taken or failed to be taken as a director only if it is proven by clear and convincing evidence that the act or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or reckless disregard for the best interests of the corporation.

     Our Code of Regulations provides that we will indemnify directors and officers to the fullest extent provided by applicable Ohio law as currently exists or may be broadened by amendment. In addition, our Code of Regulations provides that in certain circumstances, we will advance to officers and directors, funds for expenses, liabilities and loss actually and reasonably incurred or suffered in connection with defending pending or threatened suits.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offering will be passed upon for us by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio.

                                    EXPERTS


     The consolidated financial statements and the related consolidated financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering described in this Registration Statement:

                     Registration Fee                        $     168
                     Printing Costs                              1,000
                     Legal fees and expenses                     5,500
                     Accounting fees and expenses                4,500
                     Blue sky fees and expenses                  1,000
                     Miscellaneous                               1,000
                                                             ---------
                     Total                                   $  13,168

     All of the above expenses other than the Registration Fee are estimates. All of the above expenses will be borne by the Registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court. Indemnification is to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court. The Registrant's Code of Regulations extends such indemnification.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


Exhibit No.           Description of Document
----------------      ---------------------------------------------------------
4.1                   Articles of Incorporation, as amended, of the Registrant
                      (incorporated by reference to Exhibit 3(i) of the Form
                      10-Q filed by the Registrant for the quarter ended June
                      30, 1998)
4.2                   Code of Regulations (Amended and Restated) of the
                      Registrant (incorporated by reference to Exhibit 3(ii) of
                      the Form 10-Q filed by the Registrant for the quarter
                      ended June 30, 2000)
4.3                   The Midland Company Agent Stock Acquisition Program
                      (previously filed)
5                     Opinion of Keating, Muething & Klekamp, P.L.L.
                      (previously filed)
23.1                  Consent of Independent Registered Public Accounting Firm
23.2                  Consent of Keating, Muething & Klekamp, P.L.L. (contained
                      in Exhibit 5)
24                    Powers of Attorney (contained on the signature page)


ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) If the securities to be registered are to be offered at competitive bidding, the undersigned registrant hereby undertakes: (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes that

     (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned registrant hereby undertakes to file, if necessary, an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of such Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, The Midland Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, as of the 19th day of July, 2004.




                                         THE MIDLAND COMPANY


                                         By: /s/ J.P. Hayden, III
                                             -----------------------------------
                                             J.P. Hayden, III
                                             Chairman of the Board and
                                             Chief Operating Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




SIGNATURE                         CAPACITY                               DATE

               *                  Director                               July 19, 2004
------------------------------
James E. Bushman

               *                  Director                               July 19, 2004
------------------------------
James H. Carey

               *                  Director                               July 19, 2004
------------------------------
Michael J. Conaton

               *                  Director                               July 19, 2004
------------------------------
Jerry A. Grundhofer

               *                  Chairman of the Executive              July 19, 2004
------------------------------    Committee of the Board
J.P. Hayden, Jr.                  and Director

               *                  Chairman of the Board, Chief           July 19, 2004
------------------------------    Operating Officer and Director
J.P. Hayden, III





               *                          President, Chief Executive Officer     July 19, 2004
------------------------------------      and Director
John W. Hayden

               *                          Director                               July 19, 2004
------------------------------------
Robert W. Hayden

               *                          Director                               July 19, 2004
------------------------------------
William T. Hayden

               *                          Director                               July 19, 2004
------------------------------------
William J. Keating, Jr.

               *                          Director                               July 19, 2004
------------------------------------
John R. LaBar

               *                          Director                               July 19, 2004
------------------------------------
Richard M. Norman

               *                          Director                               July 19, 2004
------------------------------------
David B. O'Maley

               *                          Director                               July 19, 2004
------------------------------------
John M. O'Mara

               *                          Director                               July 19, 2004
------------------------------------
Glenn E. Schembechler

               *                          Director                               July 19, 2004
------------------------------------
Francis Marie Thrailkill, OSU Ed.D

/s/ John I. Von Lehman                    Executive Vice President, Chief        July 19, 2004
------------------------------------      Financial and Accounting Officer,
*John I. Von Lehman                       Secretary and Director


*By: /s/ John I. Von Lehman               Attorney-in-Fact                       July 19, 2004
    --------------------------------
         John I. Von Lehman